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                                                                    EXHIBIT 12.1

                             THE HOME DEPOT, INC.

                CALCULATION OF THE FIXED CHARGE COVERAGE RATIO
FISCAL YEARS 1991 THROUGH 1995 AND SIX MONTHS ENDED SECOND QUARTER 1995 AND 1996
                            (Dollars in Thousands)

                                                                                     SIX MONTHS ENDED   SIX MONTHS ENDED
                                                                                      SECOND QUARTER     SECOND QUARTER
                            1991       1992       1993        1994         1995            1995               1996
                          --------   --------   --------   ----------   ----------   ----------------   ----------------
Net Income..............  $249,150   $362,863   $457,401   $  604,501   $  731,523       $370,652           $465,193
Add Back:
Income Taxes............   146,970    213,110    279,470      375,250      463,780        231,060            299,930
Minority Interest.......                                         (381)         (30)          (332)             3,651
 1/3 Portion of Rent....    29,250     36,859     45,751       54,794       66,570         32,976             36,271
Net Interest............    12,348     41,010     30,714       35,949        4,148          3,454              2,734
                          --------   --------   ---------- ----------     --------       --------           --------
                           188,568    290,979    355,935      465,612      534,468        267,158            342,586
Earnings Before Income
  Taxes, Leased Interest
  and Interest Expense
  Net of Interest Cap...  $437,718   $653,842   $813,336   $1,070,113   $1,265,991       $637,810           $807,779
                          ========   ========   ========== ==========     ========       ========           ========
Fixed Charges:
  Net Interest..........    12,348     41,010     30,714       35,949        4,148          3,454              2,734
  Interest Cap..........    11,676      7,549     13,912       17,559       20,767          8,805             12,188
                          --------   --------   ---------- ----------     --------       --------           --------
Gross Interest Expense
  (A)...................    24,024     48,559     44,626       53,508       24,915         12,259             14,922
Rent Expense............    87,750    110,577    137,252      164,381      199,710         98,927            108,812
  @  1/3 Deemed Interest
    (B).................    29,250     36,859     45,751       54,794       66,570         32,976             36,271
                          --------   --------   ---------- ----------     --------       --------           --------
Total Fixed Charges (A +
  B)....................  $ 53,274   $ 85,418   $ 90,377   $  108,302   $   91,485       $ 45,235           $ 51,193
                          ========   ========   ========== ==========     ========       ========           ========
Ratio of Earnings to
  Fixed Charges.........     8.216      7.655      8.999        9.881       13.838         14.100             15.779
                          ========   ========   ========== ==========     ========       ========           ========
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